EXHIBIT 10.15.2

NEWBRIDGE SECURITIES CORPORATION
Investment Bankers

                                December 1, 2004

Payesh Jhaveri
Chief Financial Officer
LMIC, Inc.
6435 Virginia Manor Road
Beltsville, MD 20705

      Re: Equity Line Offering

Dear Mr. Jhaveri:

      In our role as placement agent under that certain equity credit line arrangement between LMIC, Inc. (the "Company") and Cornell Capital Partners, (the "Investor"), please allow this to confirm our recent discussions in which we discussed, among other things, the following subjects:

      o The 1% discount to the market: I explained that the discount is on the low end of the spectrum and that a 10% discount would be on the high-end of the spectrum for an offering of this type.

      o The 6% fee on every draw the Investor requests: I explained that this fee is average and not unusual for this type of offering.

      o The impact of dilution on the market price and shareholder value: We discussed the concept that the infusion of a significant amount of additional registered shares of the Company's common stock into the market may result in downward pressure on the market price of that stock. You explained that the management and board are aware and feel that if properly funded, the long-term effect on shareholder value should be positive.

      o Board review: You explained that you and your Board have reviewed the terms and conditions surrounding this offering and are comfortable with the equity line financing.

      At the conclusion of our discussion, you reaffirmed the Company's intention to move forward with this transaction. To that end, we have executed the necessary documents, as placement agent, in order for this transaction to proceed.

      Please contact me if you have any additional questions or if there are any other issues for which you require out assistance. I thank you for the opportunity to work with LMIC, Inc. and I wish you much success.

                                                  Sincerely,

                                                  /s/ Douglas Aguililla
                                                  ---------------------
                                                  Douglas Aguililla
                                                  Director of Investment Banking